UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2017

Momenta Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50797	04-3561634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 491-9700

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

O             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

O             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

O             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

O             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company O

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    O

Item 1.01 Entry into a Material Definitive Agreement.

On July 24, 2017, Momenta Pharmaceuticals, Inc. (“Momenta”) entered into the Fourth Amendment to Lease (the “Fourth Amendment”) with BMR-Rogers Street LLC (“BMR”), which amends the Lease between Momenta and BMR, dated as of February 5, 2013, as amended. Pursuant to the Fourth Amendment, Momenta will lease approximately 52,252 square feet of office space (the "Binney Premises") on the fourth floor of 301 Binney Street, Cambridge, Massachusetts (the “Binney Building”). The Fourth Amendment also amends certain of the terms and conditions of Momenta's existing lease of office and laboratory space located in the basement and first and second floors of 320 Bent Street, Cambridge, Massachusetts (the "Bent Premises").

The term of the lease for the Binney Premises will commence on or before October 1, 2017 (the "Binney Commencement Date"), and will end on the date that is 126 months from the Binney Commencement Date, unless earlier terminated or extended in accordance with the terms of the Fourth Amendment. Momenta has an option, subject to certain terms and conditions, to extend the term of the lease for the Binney Premises until June 30, 2035. BMR has agreed to make available an approximately $5,000,000 allowance for certain tenant improvements Momenta is planning to make to the Binney Premises.

Momenta is obligated to pay rent for the Binney Premises beginning six months after the Binney Commencement Date (the "Rent Commencement Date"). From the Rent Commencement Date until the first anniversary of the Rent Commencement Date, Momenta is obligated to pay a monthly base rent for the Binney Premises of $317,866.33, or $73.00 per square foot. On each subsequent anniversary of the Rent Commencement Date, the annual base rent will increase by 3% of the then-current annual base rent. Momenta is also obligated to pay certain operating expenses and a property management fee beginning on the Rent Commencement Date. Simultaneous with the execution of the Fourth Amendment, Momenta is obligated to deliver to BMR a security deposit in the form of a letter of credit in the amount of $1,271,465.33.

Pursuant to the Fourth Amendment, BMR also agreed to make available an additional $5,200,000 allowance for certain tenant improvements Momenta is planning to make to the Binney Premises and the Bent Premises. The base rent for the Bent Premises will be correspondingly increased, effective September 1, 2017, to include the amount of the tenant improvement allowance as amortized over the term of the lease for the Bent Premises. From September 1, 2017 to August 31, 2018, Momenta's monthly base rent obligation for the Bent Premises will be $676,219.88, or $77.52 per square foot. Each subsequent September 1 during the term of the lease for the Bent Premises, Momenta's annual base rent for the Bent Premises will increase by approximately 2.7% of the then-current annual base rent. Subject to certain terms and conditions, Momenta has an option to extend the term of the lease for the Bent Premises until June 30, 2035.

In addition, under the terms of the Fourth Amendment, Momenta has a right of first refusal on additional space on the fourth floor of the Binney Building, and a right of first offer on additional space on the fifth floor of the Binney Building.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Fourth Amendment, which will be filed as an exhibit to Momenta’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “will” and other similar words or expressions, or the negative of these words or similar words or expressions. These forward-looking statements are only predictions and involve known and unknown risk and uncertainties, many of which are beyond Momenta’s control. Statements in this Current Report on Form 8-K regarding Momenta that are forward-looking, including statements regarding the term for the Binney Premises, the amounts due under the Fourth Amendment, and the filing of the Fourth Amendment with Momenta’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Momenta’s control. Important factors that may cause actual results and other future events to differ materially from current expectations include, among other things, those listed under “Risk Factors” in Momenta’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: July 24, 2017	By:	/s/ Scott M. Storer
Scott M. Storer Chief Financial Officer (Principal Financial Officer)

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